UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

________________________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 or 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):
August 22, 2013

Independent Bank Group, Inc.
(Exact Name of Registrant as Specified in Charter)

Texas	001-35854	13-4219346
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1600 Redbud Boulevard, Suite 400
McKinney, TX 75069-3257
(Address of Principal Executive Offices) (Zip code)

Registrant’s telephone number, including area code:
(972) 562-9004

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☒    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry Into a Material Definitive Agreement.
On August 22, 2013, Independent Bank Group, Inc. (“IBG”) entered into an Agreement and Plan of Reorganization (the “Merger Agreement”) with Live Oak Financial Corp., a Texas corporation (“Live Oak”), pursuant to which IBGCO Acquisition Corporation, a proposed Texas corporation and wholly owned subsidiary of IBG (“Newco”), would merge with and into Live Oak and Live Oak would continue as the surviving entity (the “Merger”). Subsequent to the Merger, IBG would affect the merger of Live Oak with and into IBG and the merger of Live Oak State Bank, a Texas state banking association and wholly owned subsidiary of Live Oak, with and into Independent Bank, a Texas state banking association and wholly owned subsidiary of IBG, with Independent Bank continuing as the surviving bank (the “Bank Merger”).
Under the terms of the Agreement, IBG will pay aggregate cash consideration of $10 million and issue approximately 292,646 shares of IBG common stock, resulting in an aggregate value of approximately $20 million. The number of shares of IBG common stock can be adjusted up or down if the volume weighted average price of the IBG common stock during the twenty trading days prior to closing is 10% more or 10% less than $34.18 per share, such that the maximum value of the IBG common stock at closing would be approximately $11 million and the minimum value of the IBG common stock would be approximately $9 million. The aggregate cash consideration can also be adjusted downward if the tangible book value of Live Oak is less than $13 million at closing.
The Merger is expected to close during the fourth quarter of 2013, (although delays could occur), subject to the effectiveness of IBG’s Form S-4 Registration Statement with the Securities and Exchange Commission, the receipt of regulatory approvals, approval of Live Oak’s shareholders, and the satisfaction of other customary closing conditions. The Merger has been approved by the Boards of Directors of IBG and Live Oak.

Item 8.01    Other Events

    IBG’s press release, dated August 22, 2013, announcing the proposed transaction disclosed herein is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01     Financial Statements and Exhibits
(d)    Exhibits.

See the Exhibit Index attached to this Current Report on Form 8-K, which is incorporated herein by reference.

Notes

Additional Information About the Proposed Merger and Where to Find It

IBG will be filing relevant documents concerning the transaction with the Securities and Exchange Commission, including a registration statement on Form S-4 that will include a proxy statement/prospectus. Interested Persons will be able to obtain a free copy of the proxy statement/prospectus, as well as other filings containing information about IBG and Live Oak, at the Securities and Exchange Commission’s internet site (http://www.sec.gov). When available, copies of the proxy statement/prospectus and other filings with the Securities and Exchange Commission can also be obtained, without charge, by requesting them from IBG by telephone at (972) 562-9004. You may also obtain documents filed with the SEC by IBG free of charge by requesting them in writing from Independent Bank Group, Inc., 1600 Redbud Boulevard, Suite 400, McKinney, Texas 75069.

Special Note Regarding the Merger Agreement

The Merger Agreement contains customary representations, warranties, covenants and other terms, provisions and conditions that IBG and Live Oak made to each other as of specific dates. The assertions embodied in those terms, provisions and conditions were made solely for purposes of the Merger Agreement, and may be subject to important qualifications and limitations agreed to by parties to the Merger Agreement in connection with negotiating the terms contained therein. Moreover, the parties to the Merger Agreement may be subject to a contractual standard of materiality that may be different from what may be viewed as material to shareholders of IBG or Live Oak or may have been used for the purpose of allocating risk between IBG, together with its direct and indirect subsidiaries, and Live Oak rather than for the purpose of establishing matters as facts. For the foregoing reasons, no one should rely on such representations, warranties, covenants or other terms, provisions or conditions as statements of factual information regarding IBG or Live Oak at the time they were made or otherwise.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 22, 2013.
INDEPENDENT BANK GROUP, INC.

By:	/s/ David R. Brooks
Name:	David R. Brooks
Title:	Chairman and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1*	Press Release dated August 22, 2013.*

*    Filed herewith.